Exhibit 10.2.6

EXTENSION AND AMENDMENT AGREEMENT

This Agreement (this “Extension and Amendment Agreement”) is dated the 15th day of October, 2007 by and between Tekni-Plex, Inc., a Delaware corporation (the “Employer”), having its principal offices at 201 Industrial Parkway, Somerville, NJ 08876, and F. Patrick Smith, an individual (the “Executive”), residing at 8601 Riviera Court, Tour 18, Flower Mound, TX 75022.

W I T N E S S E T H:

WHEREAS, Executive has been continuously employed by Employer since March 18, 1994 and Executive and Employer desire that Executive continue in his role as the Chairman of the Board of Directors and Chief Executive Officer of Employer, upon the terms and conditions herein set forth;

WHEREAS, on January 30, 1997 Employer and Executive entered into an employment agreement which superseded and replaced in its entirety the prior employment agreement between the Employer and Executive dated March 18, 1994 (as amended, the “Prior Agreement”);

WHEREAS, on March 2, 1998 Employer and Executive entered into Amendment Number 1 to the employment agreement dated as of January 30, 1997 (as amended, the “Original Agreement”);

WHEREAS, on June 21, 2000 Employer and Executive entered into an amended and restated employment agreement amending the terms of and restating the prior Original Agreement (as amended, the “Amended and Restated Employment Agreement”) in connection with the recapitalization of Employer pursuant to the Recapitalization Agreement dated as of April 12, 2000 among Employer and other parties thereto;

WHEREAS, in connection with the issuance by Employer of Series A Preferred Stock under the Preferred Stock Purchase Agreement dated May 13, 2005, Employer and Executive entered into a second amended and restated employment agreement amending the terms of and restating the prior Amended and Restated Employment Agreement (as amended, the “Employment Agreement”);

WHEREAS, the expiration date of the Employment Agreement was extended several times and it is currently scheduled to expire on October 15, 2007; and

WHEREAS, on the date hereof, Employer and Executive each desires to extend the term of the Employment Agreement and amend certain of its terms;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Extension and Amendment Agreement, Employer and Executive, intending to be legally bound, hereby agree as follows:

1.           The “Employment Term,” as that term is used in the Employment Agreement, shall terminate upon the earlier of (a) June 30, 2008, or (b) the date on which the employment of the Executive is terminated pursuant to Section 9 of the Employment Agreement. The Employment Term will not be extended beyond June 30, 2008 unless agreed to in writing by the parties to the Employment Agreement.

2.           For periods up to and including March 31, 2008, the “Salary,” as that term is used in the Employment Agreement, shall be payable at the rate of four million ($4,000,000.00) dollars per annum in equal installments in accordance with the usual payroll practices of Employer which are in effect from time to time during the Employment Term, but in no event less frequently than monthly, and shall be subject to all applicable withholding and other taxes.  For periods from and after April 1, 2008, the “Salary” shall be payable at the rate of two million ($2,000,000.00) dollars per annum in equal installments in accordance with the usual payroll practices of Employer which are in effect from time to time during the Employment Term, but in no event less frequently than monthly, and shall be subject to all applicable withholding and other taxes.

3.           With respect to a termination of employment due to death or disability pursuant to paragraph (b) or (c) of Section 9 of the Employment Agreement: (i) if the termination occurs on or prior to March 31, 2008, the “Severance Benefit,” as that term is used in Section 9 of the Employment Agreement, shall consist of an amount equal to the then current annual Salary, any bonus amounts awarded pursuant to Section 5 of the Employment Agreement but not yet paid, and any other accrued benefits if due and payable at the time of termination; and (ii) if the termination occurs on or after April 1, 2008, the “Severance Benefit” shall consist of an amount equal to the then current annual Salary multiplied by two (2), any bonus amounts awarded pursuant to Section 5 of the Employment Agreement but not yet paid, and any other accrued benefits if due and payable at the time of termination.

4.            The Employment Agreement, as modified in accordance with paragraphs 1, 2 and 3 above but otherwise in accordance with its existing terms and conditions, shall remain in effect until June 30, 2008.

5.           This Extension and Amendment Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Extension and Amendment Agreement to be executed as of the day and year first above written.

TEKNI-PLEX, INC.

By:	/s/ James E. Condon
James E. Condon
Vice President and Chief Financial Officer

EXECUTIVE:

By:	/s/ F. Patrick Smith
F. Patrick Smith

Agreed and Accepted:

/s/ Michael Cronin
Michael Cronin
Preferred Stock Designee